EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2013 Financial Results

•	Net sales of $768 million for the fourth quarter and $3.3 billion for 2013

•	GAAP earnings per fully diluted share of $0.64 for the fourth quarter and $3.70 for 2013

•	Non-GAAP earnings per fully diluted share of $0.89 for the fourth quarter and $4.35 for 2013

•	Cash and Marketable Securities of $1.8 billion, Net Cash of $1.5 billion

•	Earnings guidance of $0.50 to $0.60 per fully diluted share for the first quarter of 2014

TEMPE, Ariz., Feb. 25, 2014 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended Dec. 31, 2013. Net sales were $768 million in the quarter, a decrease of $497 million from the third quarter of 2013. The sequential decrease in net sales is primarily attributable to lower systems business project revenues as initial revenue recognition for Desert Sunlight and sale of the ABW projects were both achieved in the third quarter of 2013.

The Company reported fourth quarter GAAP net income per fully diluted share of $0.64, compared to $1.94 in the third quarter of 2013. The fourth quarter of 2013 was impacted by pre-tax restructuring and asset impairment charges of $24.9 million primarily related to an additional write-down, due to a change in marketing strategy, in the value of our idle Vietnam facility. Excluding the impact of the restructuring and asset impairment charges, Non-GAAP net income per fully diluted share was $0.89. The company reported a full year GAAP net income per fully diluted share of $3.70 for 2013, including the impact of pre-tax charges of $86.9 million related to previously announced restructuring activities, the sale of our Mesa, Arizona facility and the write-down of our Vietnam facility. Non-GAAP net income per fully diluted share for the full-year 2013 was $4.35.

Cash and Marketable Securities at the end of the fourth quarter were approximately $1.8 billion, an increase of approximately $232 million compared to the end of the third quarter of 2013. Cash flows from operations were $192 million in the fourth quarter and $856 million for the full-year 2013.

The Company also provided guidance for the first quarter of 2014 as follows:

•	Net Sales of $800 to $900 million

•	EPS of $0.50 to $0.60 per fully diluted share

•	Cash used in operating activities of ($300) to ($400) million

•
“The fourth quarter and full-year 2013 shows our Company’s continued progress in achieving the strategic objectives we outlined during our Analyst Day event in April,” said Jim Hughes, CEO of First Solar. “For the year completed we delivered on several key objectives, including additional bookings of approximately 1.7GWdc, significant reductions to our module manufacturing cost, and a strong financial performance. As we move into 2014 the company remains focused on continuing to achieve our strategic objectives to ensure future success.”

First Solar achieved several milestones over the past year:

•	Set a new world record for CdTe cell efficiency at 20.4%.

•
Reduced the average module manufacturing costs on its best plant by 17% from $0.64 per watt in the fourth quarter of 2012 to $0.53 per watt in the fourth quarter of 2013 (excluding underutilization and upgrades).

•	Surpassed 8 GWDC of cumulative production, enough to provide clean electricity for approximately 4 million homes and displace 5.2 million metric tons of CO₂ annually.

•	Added approximately 1.7 GWDC of new projects to the Company’s project pipeline.

•	Acquired TetraSun to expand addressable market opportunity.

•	Completed its first utility-scale project in the Middle East and the largest operating solar PV plant in the region.

For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, February 25, 2014 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, March 3, 2014 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 3205201. A replay of the webcast will be available on the Investors section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its module and systems technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (“BoS”) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (“PV”) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated and supplemented by risk factors included in our Prospectus dated June 12, 2013 filed with the SEC pursuant to Rule 424(b)(5) (the “Prospectus”), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts
First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com
or
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,325,072	$901,294
Marketable securities	439,102	102,578
Accounts receivable trade, net	136,383	553,567
Accounts receivable, unbilled and retainage	521,323	400,987
Inventories	388,951	434,921
Balance of systems parts	133,731	98,903
Deferred project costs	556,957	21,390
Deferred tax assets, net	63,899	44,070
Assets held for sale	132,626	49,521
Note receivable, affiliate	—	17,725
Prepaid expenses and other current assets	94,720	207,368
Total current assets	3,792,764	2,832,324
Property, plant and equipment, net	1,385,084	1,525,382
Project assets and deferred project costs	720,916	845,478
Deferred tax assets, net	296,603	317,473
Restricted cash and investments	279,441	301,400
Goodwill	84,985	65,444
Inventories	129,664	134,375
Retainage	992	270,364
Other assets	193,053	56,452
Total assets	$6,883,502	$6,348,692
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$261,333	$350,230
Income taxes payable	6,707	5,474
Accrued expenses	320,077	554,433
Current portion of long-term debt	60,543	62,349
Payments and billings for deferred project costs	642,214	94,535
Other current liabilities	297,187	34,353
Total current liabilities	1,588,061	1,101,374
Accrued solar module collection and recycling liability	225,163	212,835
Long-term debt	162,780	500,223
Payments and billings for deferred project costs	—	636,518
Other liabilities	404,381	292,216
Total liabilities	2,380,385	2,743,166
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 99,506,941 and 87,145,323 shares issued and outstanding at December 31, 2013 and 2012, respectively	100	87
Additional paid-in capital	2,646,022	2,065,527
Accumulated earnings	1,882,771	1,529,733
Accumulated other comprehensive (loss) income	(25,776)	10,179
Total stockholders’ equity	4,503,117	3,605,526
Total liabilities and stockholders’ equity	$6,883,502	$6,348,692

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Net sales	$768,437	$1,075,011	$3,308,989	$3,368,545
Cost of sales	579,141	781,464	2,446,235	2,515,796
Gross profit	189,296	293,547	862,754	852,749
Operating expenses:
Research and development	38,421	31,639	134,300	132,460
Selling, general and administrative	65,661	63,417	270,261	280,928
Production start-up	—	1,637	2,768	7,823
Restructuring and asset impairments	24,892	24,839	86,896	469,101
Total operating expenses	128,974	121,532	494,225	890,312
Operating income (loss)	60,322	172,015	368,529	(37,563)
Foreign currency (loss) gain	(104)	(2,156)	(259)	(2,122)
Interest income	4,203	3,129	16,752	12,824
Interest expense, net	16	(2,694)	(1,884)	(13,888)
Other (expense) income, net	(2,159)	280	(4,921)	945
Income (loss) before income taxes	62,278	170,574	378,217	(39,804)
Income tax (benefit) expense	(2,982)	16,396	25,179	56,534
Net income (loss)	$65,260	$154,178	$353,038	$(96,338)
Net income (loss) per share:
Basic	$0.66	$1.77	$3.77	$(1.11)
Diluted	$0.64	$1.74	$3.70	$(1.11)
Weighted-average number of shares used in per share calculations:
Basic	99,471	87,084	93,697	86,860
Diluted	101,260	88,549	95,468	86,860

Non-GAAP Financial Measures

The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for Restructuring and Asset Impairments Expense. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.
Restructuring and Asset Impairments: Included in our GAAP presentation of operating expenses, restructuring and asset impairment costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our Long Term Strategic Plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring and asset impairment costs from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended December 31, 2013 (In thousands except per share data)
	GAAP	Restructuring and Asset Impairments		Non-GAAP
Income before income taxes	$62,278	$24,892		$87,170
Income tax (benefit) expense	(2,982)	(110)	(1)	(3,092)
Net income	$65,260	$25,002		$90,262

Net income per fully diluted share (2)	$0.64	$0.25		$0.89

Weighted-average shares outstanding	101,260	101,260		101,260

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.

Year Ended December 31, 2013 (In thousands except per share data)
	GAAP	Restructuring and Asset Impairments		Non-GAAP
Income before income taxes	$378,217	$86,896		$465,113
Income tax (benefit) expense	25,179	24,291	(1)	49,470
Net income	$353,038	$62,605		$415,643

Net income per fully diluted share (2)	$3.70	$0.66		$4.35

Weighted-average shares outstanding	95,468	95,468		95,468

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.